Exhibit 5.1

Watson, Farley & Williams LLP
Our reference: HOLS1/24435.50016/80192902v1 August 6, 2013	1133 Avenue of the Americas New York, New York 10036 Tel +1 212 922 2200 Fax +1 212 922 1512

Capital Product Partners L.P.
3, Iassonos Street
Piraeus, Athens
18537 Greece

Registration Statement on Form F-3 (No. 333-177491) – Prospectus Supplement

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Capital Product Partners L.P., a Marshall Islands limited partnership (the “Company”), in connection with the offer and sale by the Company of up to 13,685,000 common units (the “Units”) pursuant to the Company’s Registration Statement on Form F-3 (File No. 333-177491) (the “Registration Statement”), the preliminary prospectus supplement dated August 5, 2013 (the “Preliminary Prospectus”) to the base prospectus dated December 6, 2011 and the prospectus  supplement dated August 6, 2013 (the “Prospectus”) to the base prospectus dated December 6, 2011.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement;

(ii)	the Preliminary Prospectus;

(iii)	the Prospectus;

(iv)
the Underwriting Agreement (the “Underwriting Agreement”) dated August 6, 2013, among the representatives of the underwriters named therein, the Company, Capital GP L.L.C., a Marshall Islands limited liability company, Capital Product Operating L.L.C., a Marshall Islands limited liability company, Crude Carriers Corp., a Marshall Islands corporation, and Crude Carriers Operating Corp., a Marshall Islands corporation (together with the Company, Capital GP L.L.C., Capital Product Operating L.L.C. and Crude Carriers Corp., the “Company Parties”); and

(v)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company Parties, as we have deemed relevant and necessary.

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Capital Products Partners L.P. August 6, 2013	Page 2

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)
that the issuance and sale of the Units complies in all respects with the terms, conditions and restrictions set forth in the Preliminary Prospectus and the Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Underwriting Agreement has been duly and validly authorized by the parties thereto (other than the Company Parties), and executed and delivered by such parties thereto; and

(iii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of each of the Company Parties and of public officials, in each case as we have deemed relevant and appropriate, and upon the representations and warranties of each of the Company Parties in the Underwriting Agreement.  We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law.  We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Units will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Company and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams LLP

/s/ Watson, Farley & Williams LLP